Trader.com CEO to forgo
all compensation for two years

Amsterdam, The Netherlands
- January 17, 2001 -
Trader.com N.V. , a global leader in classified advertising, announced today that John H. MacBain, its President and CEO, has voluntarily decided to forgo all compensation for the years 2001 and 2002.

Mr. MacBain has decided to forfeit all of his unvested
Trader.com share options. This forfeiture of his unvested options will reduce the company's non-cash compensation expense by 4.6 million euros for each of the years 2000, 2001 and 2002. Furthermore, the company expects non-cash compensation expense to be reduced by a total of 11.7 million euros in 2000 and 11.1 million euros for 2001 due to this forfeitures and other cancellations under the existing option plans, including the impact of the resignation in 2000 of Louise T. Blouin.

Mr. MacBain said, "I'm willing to do everything in my power to profitably grow the Company and provide maximum return to shareholders.
As a major shareholder of Trader.com and part of the controlling block, I want to send a personal message to our investors that my only compensation for working over the next two years will be appreciation of the shares I own."

Trader.com
*281 Publications in 18 Countries as of November 2000
*More than 7 million readers per week
*14 million unique listings for the first 11 months of 2000
*135 million page views per months as of November 2000
*Listed on the NASDAQ (TRDR) and Premier Marche
(First Market of the Paris Stock Exchange -
SICOVAM code 5729 and Reuters code: TRD)

Forward looking statement

Certain statements in this press release may be considered to be "forward looking statements" as that term is defined in The United States'
Private Securities Litigation Reform Act of 1995, such as statements that include the words or phrases "will likely result," "are expected to, " "will continue", "is anticipated," "estimate,
" "guidance," "project," "outlook" or similar expressions, including statements regarding the adequacy of our cash flows, expected cash flows, expected future financial targets, EBITDA savings and margins, revenue growth and draw downs under our credit facility. Such statements are not promises or guarantees, and are subject to risks and uncertainties which could cause actual results to differ materially from those suggested by any such statements.
Those factors include, but are not limited to, the preliminary nature of the information disclosed in this press release as well as those discussed or identified in our initial public offering prospectus and 1999 Form 20-F, which were filed with the United States Securities and Exchange Commission, including risks or uncertainties relating to our history of reported losses, the control of our company by a small group of shareholders, our highly competitive industry, our ability to make and integrate acquisitions, political and economic conditions of the countries in which we operate including Russia, the currencies in which we do business, our dependence on our management team, our workforce requirements, our content, our brands, our dependence on advertising including print and online advertising, our ability to expand our online business, the limited history of our online business, our online strategy and execution of it and the expenditures required to implement it, the expansion of the Internet and our dependence on the growth of Internet usage, as well as general economic and market conditions. These statements are made as of the date hereof. We disclaim any obligation to update or supplement the information in this press release due to changed circumstances.

Public Relations & Investor Relations Contact Information:

Gavin Anderson & Company Paris
Tel: +33 1 5383 9316
Fax: +33 1 5383 9323
Fabrice Baron: fbaron@gavinanderson.fr

Gavin Anderson & Company New York
Tel: +1 (212) 515-1950
Fax: +1 (212) 515-1919
Scott Tagliarino: stagliarino@gavinanderson.com

Gavin Anderson & Company London
Tel: +44 207 456 1469
Fax:+44 207 457 2330
Graham Prince : gprince@gavinanderson.co.uk


French Public Relations Contact Information:
Image 7 Paris
Tel: +33 1 5370 7458
Fax: +33 1 5370 7460
Marie-Charlotte Czerny : mcc@image7.fr